SE Financial Corp.

                                                           FOR IMMEDIATE RELEASE
                                                          Contact: Pamela M. Cyr
                                                               President and CEO
                                                                  (215) 468-1700

                               SE FINANCIAL CORP.
               ANNOUNCES FOURTH QUARTER AND 2005 YEAR END RESULTS


         Philadelphia, Pennsylvania, December 8, 2005 - SE Financial Corp. (OTCBB: SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank, announced net income of $191.2 thousand, or $.08 per share, for the three months ended October 31, 2005 compared to $301.9 thousand, or $.13 per share for the same period last year. For the twelve months ended October 31, 2005, net income was $755.8 thousand, or $.32 per share compared to $742.3 thousand, or $.20 per share for the twelve months ended October 31, 2004.

         Commenting on the results for the quarter and the year ended October 31, 2005, Pam Cyr, President and CEO, stated, "We are focused on delivering increased value to our Shareholders through core deposit and loan growth, the addition of Neighborhood Banking Offices in high opportunity markets and effective capital management. During the quarter, we were successful in our key strategic initiatives as we grew loans and deposits at an annualized rate of 37% and 31%, respectively, and announced the addition of two new Neighborhood Banking Offices in Roxborough and Ardmore Pennsylvania. In preparation for the opening of our two new Neighborhood Banking Offices, we have recruited experienced teams for each market, with specific knowledge of the area who are excited about our opportunities for growth. In addition, we have already met with many community organizations, businesses, and retail customers that are looking forward to our scheduled openings this month." Additional highlights include:

o Total loan growth of $7.2 million, or 9.3% for the quarter and $19.8 million, or 30.5% for the year ended.

o 1-4 family and investor loans increased $1.5 million and $8.4 million for the quarter and for the year ended. Residential and commercial real estate construction loans increased $4.3 million and $8.5 million for the quarter and year ended. Home equity loans increased $790,000 and $2.9 million for the quarter and for year ended.

o Total deposit growth of $6.3 million, or 7.8% for the quarter and $12.0 million, or 15.9% for the year ended.

o Core deposits (checking, savings and money market accounts) increased by $2.3 million, or 9.3% for the quarter and $4.6 million or 21% for the year ended.

o Announcement on August 9, 2005 of plans to open a Neighborhood Banking Office in the Roxborough section of Philadelphia, Pennsylvania.

o Announcement on September 12, 2005 of plans to open a Neighborhood Banking Office in Ardmore, Pennsylvania.

o Declaration of the Company's 5th consecutive cash dividend, its third consecutive dividend of $.03 per share.

o Repurchase of 42,500 shares of the Company's stock under our 10% stock repurchase program. The Company has 215,258 shares remaining to be repurchased.

                            LINKED QUARTER HIGHLIGHTS
                             (Dollars in Thousands)

--------------------------------------------------------------------------------
                                                         Increase     % Increase
                        QTR 10/31/05      QTR 7/31/05   (Decrease)    (Decrease)
                        ------------      -----------   ----------    ----------

Total Assets                147,431         133,923        13,508        10.09%
Loans                        84,602          77,413         7,189         9.29%
Deposits                     87,408          81,063         6,345         7.83%
Stockholders' Equity         31,063          31,714          (651)       (2.05%)
Interest Income               1,948           1,823           125         6.86%
Interest Expense                833             733           100        13.64%
Net Interest Income           1,115           1,090            25         2.29%
Provision for loan losses        54              45             9        20.00%
Noninterest Income              105             128           (23)      (17.97%)
Noninterest Expense             928           1,059          (131)      (12.37%)
Net Income                      191              89           102       114.61%
Net Interest Margin            3.46%           3.49%         (.03%)       (.86%)
Yield on Loans                 7.01%           6.87%          .14%        2.04%
Yield on Investments           4.42%           4.25%          .17%        4.00%
Cost of Deposits               3.02%           2.77%          .25%        9.03%
Cost of Borrowings             4.06%           3.88%          .18%        4.64%
--------------------------------------------------------------------------------

Comparison of the Results of  Operations  for the Three Months and Twelve Months
--------------------------------------------------------------------------------
Ended October 31, 2005 and October 31, 2004
-------------------------------------------

         For the three months ended October 31, 2005, net interest income after provision for loan losses totaled $1.1 million compared to $878 thousand for the three months ended October 31, 2004, an increase of $183.2 thousand, or 20.87%. This increase is attributable to an increase of $15.9 million in the average balance of interest-earning assets to $131.4 million for the three months ended October 31, 2005 compared to $115.5 million for the three months ended October 31, 2004 as well as an increase in the net interest margin of 11 basis points to 3.46% for the three months ended October 31 2005 from 3.35% for the three months ended October 31, 2004. Management anticipates that the Company may experience margin compression in the future as the current rate environment could result in interest-bearing liabilities, primarily certificates of deposit, repricing faster than interest-earning assets, primarily long term mortgage loans. Non-interest income was $105.2 thousand for the three months ended October 31, 2005 compared to $106.5 thousand for the three months ended October 31, 2004. Non-interest expense was $927.7 million for the three months ended October 31, 2005 compared to $657.1 thousand for the three months ended October 31, 2004. The increase in non-interest expense was due to increases in compensation and employee benefits, professional fees, and other expense of $166.5 thousand, $30.5 thousand and $59.8 thousand, respectively. The increase in compensation and employee benefits was due primarily to additions to staff (including staff recruited in anticipation of the opening of two new banking offices), normal salary increases and employee stock ownership plan expense. The increases in professional fees were due mainly to costs incurred for strategic planning and external loan review that were not incurred in the prior year. The increase in other expense was due mainly to increased advertising costs, telecommunications enhancement expense, supplies expense, and insurance expense.

         For the twelve months ended October 31, 2005, net interest income after provision for loan losses totaled $4.1 million compared to $3.1 million for the twelve months ended October 31, 2004, an increase of $1.1 million, or 34.75%. This increase is attributable to an increase of $23.8 million in the average balance of interest-earning assets to $124.4 million for the twelve months ended October 31, 2005 compared to $100.6 million for the twelve months ended October 31, 2004 as well as an increase in the net interest margin of 31 basis points to 3.53% for the twelve months ended October 31, 2005 from 3.22% for the twelve months ended October 31, 2004. Management anticipates that the Company may experience margin compression in the future as the current rate environment could result in interest-
bearing liabilities, primarily certificates of deposit, repricing faster than interest-earning assets, primarily long term mortgage loans. Non-interest income was $446.3 thousand for the twelve months ended October 31, 2005 compared to $377.2 thousand for the twelve months ended October 31, 2004 due mainly to gains on the sale of securities of $32.2 thousand, an increase of $4.3 thousand in service fees on deposit accounts and an increase of $25.5 thousand from earnings on bank-owned life insurance. Non-interest expense was $3.5 million for the twelve months ended October 31, 2005 compared to $2.4 million for the twelve months ended October 31, 2004 due to increases in compensation and employee benefits, professional fees, and other expense of $530.4 thousand, $327.2 thousand, and $215.4 thousand, respectively. Compensation and employee benefits increased primarily due to additions to staff, a severance payment to the former President, normal salary increases, implementation of an employee stock ownership plan in 2004, and increased medical insurance costs. Professional fees increased due mainly to costs associated with the Company's annual meeting and legal expenses incurred to defend against the actions of a dissident shareholder, accounting, auditing and legal fees that resulted from becoming a public reporting company, including SOX compliance expenses, strategic planning costs and external loan review costs. Other expense increased due mainly to increased advertising costs, telecommunications enhancement expense, supplies expense, costs related to the production of the annual report and proxy and costs associated with becoming a public company.


Comparison of Financial Condition at October 31, 2005 and October 31, 2004
--------------------------------------------------------------------------

         Total assets at October 31, 2005 were $147.4 million compared to $124.8 million at October 31, 2004. Cash and cash equivalents decreased to $2.2 million at October 31, 2005 from $6.2 million at October 31, 2004. Net loans increased $19.8 million, or 30.5%, to $84.6 million at October 31, 2005 from $64.8 million at October 31, 2004. Deposits increased $12.0 million, or 15.9%, to $87.4 million at October 31, 2005 from $75.4 million at October 31, 2004. Borrowed money increased $11.4 million, or 68.5%, to $27.9 million at October 31, 2005 from $16.6 million at October 31, 2004.

         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with two offices located in Philadelphia, Pennsylvania and Sewell, New Jersey.

         Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are ubject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

SE FINANCIAL CORP.

------------------------------------------------------------------------------------------------------------------------------------

Selected Income Statement Data (Unaudited)
(Dollars in thousands except per share data)                      Three Months Ended October 31,     Twelve Months Ended October 31,
                                                               ------------------------------------  -------------------------------
                                                                      2005                  2004             2005              2004
                                                               -----------------  -----------------  ---------------  -------------
        Interest income                                        $     1,948           $     1,520     $      7,099        $    5,326
        Interest expense                                               833                   572            2,802             2,152
                                                               -----------------  -----------------  ---------------  --------------
        Net interest income                                          1,115                   948            4,297             3,174
        Provision for loan losses                                       54                    70              150                97
                                                               -----------------  -----------------  ---------------  --------------
        Net interest income after provision for loan losses          1,061                   878            4,147             3,077
        Noninterest income                                             105                   106              446               377
        Noninterest expense                                            928                   657            3,538             2,444
                                                               -----------------  -----------------  ---------------  --------------
        Income before taxes                                            238                   327            1,055             1,010
        Income tax expense                                              47                    25              299               268
                                                               -----------------  -----------------  ---------------  --------------
        Net income                                             $       191           $       302     $        756        $      742
                                                               =================  =================  ===============  ==============

        Weighted average shares outstanding (1)                  2,370,425             2,377,193        2,379,700         2,375,849
        Earnings per share (1)                                 $      0.08           $      0.13     $       0.32        $     0.20
------------------------------------------------------------------------------------------------------------------------------------
Performance Ratios (Unaudited)                                    Three Months Ended October 31,     Twelve Months Ended October 31,
                                                              ------------------  -----------------  -------------------------------
                                                                      2005                  2004             2005              2004
                                                              ------------------  -----------------  -----------------  ------------
            Return on average assets (2)                              0.55%                 1.00%            0.58%             0.71%
            Return on average equity (2)                              2.42%                 3.87%            2.39%             4.14%
            Net yield on average interest earning assets (2)(3)       3.46%                 3.35%            3.53%             3.22%

------------------------------------------------------------------------------------------------------------------------------------

Selected Balance Sheet Data (Unaudited)
(Dollars in thousands except per share data)                                                        October 31,          October 31,
                                                                                                       2005                 2004
                                                                                                  ----------------------------------
            Assets                                                                                $  147,431             $  124,779
            Loan receivable, net                                                                      84,602                 64,810
            Cash and cash equivalents                                                                  2,163                  6,181
            Investment securities                                                                     52,233                 48,437
            Deposits                                                                                  87,408                 75,385
            FHLB borrowings                                                                           27,935                 16,576
            Total stockholders' equity                                                                31,063                 31,603
            Ending shares outstanding (1)                                                          2,352,169              2,378,125
            Book value per share (1)                                                                   13.21                  13.29
            Stockholders' equity to total assets                                                       21.07%                 25.33%
------------------------------------------------------------------------------------------------------------------------------------
Asset Quality (Unaudited)
(Dollars in thousands)                                                                             October 31,           October 31,
                                                                                                     2005                   2004
                                                                                                  ----------------------------------
            Non-performing assets (4)                                                             $       69             $      126
            Allowance for losses                                                                         507                    343
            Non-performing assets to total assets                                                       0.05%                  0.10%
            Allowance for losses to total loans                                                         0.60%                  0.53%
            Allowance for losses to non-performing assets                                             734.78%                272.22%
------------------------------------------------------------------------------------------------------------------------------------

(1) Shares outstanding does not include unreleased ESOP shares for purposes of the weighted average shares outstanding calculation or for the ending shares outstanding calculation. 2004 Earnings per share figures reflect earnings since becoming a public company.

(2)  Annualized for the three months ended October 31, 2005 and 2004.

(3) The yield on municipal securities has been adjusted to a tax-equivalent basis.

(4)  Non-performing assets include non-accrual loans and real estate owned.